Exhibit 99.1

PRESS RELEASE

Exa Appoints Stephen P. Sarno as Vice President of Finance

and Chief Accounting Officer

BURLINGTON, MA, USA [November 21, 2012] Exa® Corporation (NASDAQ:EXA), a global innovator of fluids simulation solutions for product engineering, announces the appointment of Stephen P. Sarno as Vice President of Finance and Chief Accounting Officer (CAO). This newly created role is in support of Exa’s continued global growth after its recent IPO. Mr. Sarno will report to Edmond Furlong, Exa Corporation’s COO and CFO.

“Steve’s strong background and financial acumen make him an extremely valuable complement to the Exa management team,” said Stephen Remondi, Exa’s CEO. “We look forward to his contributions as we continue to build a world-class finance and accounting capability for our growing organization.”

Mr. Sarno brings a wealth of expertise including tenures at large, publicly traded companies as well as at a leading global audit provider. “As a newly public company, developing a strong finance organization was one of our key objectives for this year,” added Edmond Furlong. “Steve’s extensive expertise and skill set will be invaluable as our company continues to grow and expand globally.” As Exa’s Vice President of Finance and CAO, Mr. Sarno will assume responsibility for all accounting and financial planning controls, processes and procedures, including periodic SEC reporting and Sarbanes-Oxley compliance requirements.

Prior to joining the company, Mr. Sarno, 45, served as Senior Vice President, Finance and Corporate Controller at Education Holdings 1, Inc., formerly The Princeton Review. Additional prior work experience highlights include a Vice President, Corporate Controller and Chief Accounting Officer role with Sapient Corporation as well as over 10 years of experience at PricewaterhouseCoopers as a Senior Manager. He is a Certified Public Accountant in the Commonwealth of Massachusetts, holds an MBA from the University of Texas at Austin and a BBA from the University of Massachusetts at Amherst.

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About Exa Corporation

Exa Corporation develops, sells and supports simulation software and services to enhance product performance, reduce product development costs and improve the efficiency of design and engineering processes. Our simulation solutions enable our customers to gain crucial insights about design performance early in the design cycle, thus reducing the likelihood of expensive redesigns and late-stage engineering changes. As a result, our customers realize significant cost savings and fundamental improvements in their engineering development process. Our products include, PowerFLOW®, PowerDELTA®, PowerCASE™, PowerCLAY®, PowerVIZ®, PowerSPECTRUM®, PowerACOUSTICS®, PowerINSIGHT®, PowerCOOL® and PowerTHERM® along with professional engineering consulting services. A partial customer list includes: AGCO, BMW, Ford, Hyundai, Kenworth, MAN, Nissan, Peterbilt, Renault, Scania, Toyota, Volkswagen, and Volvo Trucks.

Founded in 1991, the company is headquartered at 55 Network Drive, Burlington, MA, USA 01803. Tel: 1.781.564.0200; Fax: 1.781.564.0299; Email: info@exa.com; URL: www.exa.com; NASDAQ: EXA

For more information about Exa Corporation or images please contact:

Michelle Murray-Ross, Exa Corporation, 1.781.564.0251; michelle@exa.com

Exa, PowerFLOW, PowerCLAY, PowerTHERM, PowerCOOL, PowerSPECTRUM, PowerDELTA and PowerVIZ, PowerACOUSTICS and PowerINSIGHT are registered trademarks of Exa Corporation.